SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
June 24, 2010

DRINKS AMERICAS HOLDINGS, LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	33-55254-10	87-0438825
State of Incorporation	Commission File Number	IRS Employer I.D. Number

372 Danbury Road, Suite 163, Wilton, Connecticut 06897
Address of principal executive offices

Registrant's telephone number: (203) 762-7000

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01 Entry Into a Material Definitive Agreement;
Item 3.02 Unregistered Sales of Equity Securities.

On June 24, 2010, Drinks Americas Holdings, Ltd. (the “Company”) entered into an agreement (the “Agreement”) with the persons identified as “Holders” on the signature pages thereto (the “Holders”) pursuant to which: (i) the Holders consented to the filing of an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware, (ii) the Company agreed to issue the Holders an aggregate of approximately 12,000,000 shares (the “Shares”) of its Common Stock in accordance with the terms of the Agreement, and (iii) the Holders agreed that Sections 4.12 (Participation in Future Financing), Section 4.13 (Subsequent Equity Sales), and Section 4.17 (Capital Change), of that certain Securities Purchase Agreement, dated December 18, 2007, by and between the Company and the holders signatories thereto are null and void.

The Company believes that, pursuant to Section 4(2) of the Securities Act of 1933, as amended, the issuance of the Shares referred to herein are exempt from registration.

The foregoing descriptions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a form of which is attached as an exhibit to this Current Report and is incorporated into this Item by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 25, 2010, the Company filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Amended and Restated Certificate of Designations”) of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”). The Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock was originally filed on December 14, 2007 (the “Original Certificate of Designations”) and was effective upon filing. The Amended and Restated Certificate of Designations was filed in order to: (i) change the conversion price from $0.50 to $0.35, (ii) change the definition of “Triggering Event” in connection with redemption upon Triggering Events, and (iii) correct other minor ambiguities in the Original Certificate of Designations.

The foregoing descriptions of the  Amended and Restated Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Certificate of Designations,  which is attached as an exhibit to this Current Report and is incorporated into this Item by reference.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits:

Exhibit No.	Description

3.1	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.
10.1	Form of Agreement, dated as of June 24, 2010, by and between Drinks Americas Holdings, Ltd. and the persons indentified as “Holders” on the signature pages thereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2010

DRINKS AMERICAS HOLDINGS, LTD.

By:
J. Patrick Kenny, President and CEO